OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

North American Galvanizing & Coatings, Inc.

AT

$7.50 NET PER SHARE

BY

Big Kettle Merger Sub, Inc.
an indirect wholly owned subsidiary

OF

AZZ incorporated

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., CENTRAL DAYLIGHT SAVING TIME, ON MONDAY, JUNE 7, 2010,
UNLESS THE OFFER IS EXTENDED.

May 7, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Big Kettle Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of AZZ incorporated, a Texas corporation (“Parent”), to act as Dealer Manager in connection with Purchaser’s offer to purchase for cash all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of North American Galvanizing & Coatings, Inc. (the “Company”) at a purchase price of $7.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 7, 2010 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offer to Purchase, dated May 7, 2010.

2.	The Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9) to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4.	The letter to stockholders of the Company from Joseph J. Morrow, Non-Executive Chairman of the Company, and Ronald J. Evans, President and Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	A return envelope addressed to Computershare Trust Company, N.A. as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL DAYLIGHT SAVING TIME, ON MONDAY, JUNE 7, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition (as described below). The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14—“Conditions of the Offer” of the Offer to Purchase. The Offer is not conditioned upon any financing arrangements. The term “Minimum Condition” is defined in the Offer to Purchase and generally requires that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer, together with the number of Shares then owned by Parent or Purchaser and the number of Shares for which Parent or Purchaser otherwise holds an option to purchase (which includes certain restricted Shares and Shares subject to options and the Shares subject to the Company’s Director Stock Unit Program), represents at least two thirds (2/3) of the voting power of all Shares on a fully diluted basis (as defined in the Offer to Purchase).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 31, 2010, by and among Parent, Purchaser and the Company (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser will be merged with and into the Company (the “Merger”). Following the effective time of the Merger, the Company will continue as the surviving corporation and become an indirect wholly owned subsidiary of Parent and the separate corporate existence of Purchaser will cease.

At a meeting held on March 31, 2010, the Board of Directors of the Company: (1) resolved that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and the Company’s stockholders and declared it advisable to enter into the Merger Agreement; (2) authorized the execution, delivery and performance of the Merger Agreement; (3) approved, authorized and adopted the transactions contemplated by the Merger Agreement; (4) recommended acceptance of the Offer and the adoption and approval of the Merger Agreement by the Company’s stockholders; and (5) took action to exempt the transactions contemplated by the Merger Agreement from the restrictions set forth in Section 203 of the DGCL.

For Shares to be properly tendered pursuant to the Offer, (1) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Dealer Manager and Georgeson Inc. (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Georgeson Securities Corporation.

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of Purchaser, Parent, the Depositary, the Dealer Manager or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.